EXHIBIT 99.1

Contact:	Damon Elder
(949) 270-9207
delder@ahinvestors.com

American Healthcare Investors Negotiates Credit Facility of up to
$200 Million on Behalf of Griffin-American Healthcare REIT IV

IRVINE, Calif. (Aug. 26, 2016) – American Healthcare Investors, LLC and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT and certain of its subsidiaries have entered into a revolving credit facility totaling $100 million with Merrill Lynch, Pierce, Fenner & Smith Incorporated and KeyBanc Capital Markets as joint lead arrangers and joint bookrunners. Bank of America, N.A. will serve as administrative agent and as a participating lender along with KeyBank, National Association.

The maximum principal amount of the credit facility may be increased to up to $200 million upon the request of Griffin-American Healthcare REIT IV and satisfaction of certain conditions. The credit facility may be utilized for general working capital (including acquisitions), capital expenditures and other general corporate purposes not inconsistent with obligations under the credit agreement.

“Thanks in part to lending partners like Bank of America and KeyBank, Griffin-American Healthcare REIT IV is equipped to pursue an efficient portfolio acquisitions process on behalf of its investors,” said Jeff Hanson, a founding principal of American Healthcare Investors and chairman and chief executive officer of Griffin-American Healthcare REIT IV.

The credit facility matures on Aug. 25, 2019, but may be extended for one 12-month period during its term by Griffin-American Healthcare REIT IV upon the satisfaction of certain conditions. At the option of the REIT’s operating partnership, draws under the credit facility bear interest at per annum rates equal to (a) (i) the Eurodollar Rate plus (ii) a margin ranging from 1.75 percent to 2.25 percent per annum based on the REIT’s and its operating partnership’s consolidated leverage ratio, or (b) (i) the greater of Bank of America’s prime rate, the Federal Funds Rate plus 0.50 percent per annum, the one-month Eurodollar Rate plus 1.00 percent per annum and zero percent, plus (ii) a margin ranging from 0.55 percent to 1.05 percent per annum based on the REIT’s and its operating partnership’s consolidated leverage ratio.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 30 million-square-foot portfolio valued at more than $8 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of June 30, 2016, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed approximately $25 billion in aggregate acquisition and disposition transactions, approximately $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ending December 31, 2016, and it intends to continue to be taxed as a REIT. Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Corporation
Griffin Capital Corporation (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 21-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 54 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 37 million square feet of space, located in 30 states and the United Kingdom, representing approximately $6.4* billion in asset value, based on purchase price, as of June 16, 2016.

*Includes the property information related to interests held in certain joint ventures.

This release contains certain forward-looking statements, including statements with respect to the company’s ability to increase the credit facility to up to $200 million and its ability to efficiently expand its portfolio. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the company’s ability to meet certain conditions under the credit agreement; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

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